Filed Pursuant to Rule 424(b)(7)

Registration No. 333-259706

Supplement No. 1

(To Prospectus dated October 5, 2021)

ReNew Energy Global Plc

PRIMARY OFFERING OF

20,226,773 CLASS A ORDINARY SHARES

SECONDARY OFFERING OF

271,479,759 CLASS A ORDINARY SHARES,

118,363,766 CLASS C ORDINARY SHARES,

7,026,807 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES, AND

7,671,581 CLASS A ORDINARY SHARES UNDERLYING WARRANTS

This prospectus supplement updates and amends certain information contained in the prospectus dated October 5, 2021, or the “Prospectus”, covering the issuance from time to time by ReNew Energy Global plc, a public limited company organized under the laws of England  & Wales, or “we”, “our”, the “Company”, of up to 20,226,773 Class A Ordinary Shares, nominal value of $0.0001, or the “Class A Ordinary Shares,” including 7,026,807 Class  A Ordinary Shares issuable upon the exercise of Warrants that are held by RMG Sponsor II, LLC, or “RMG Sponsor II”, or “Private Warrants” and 11,499,966 Class  A Ordinary Shares issuable upon the exercise of Warrants held by the public warrant holders, or “Public Warrants”. The Prospectus also relates to the resale, from time to time, by the selling securityholders named therein, or the “Selling Securityholders”, or their pledgees, donees, transferees, or other successors in interest, of (a) up to 271,479,759 Class A Ordinary Shares, (b) up to 7,026,807 Private Warrants; (c)  up to 118,363,766 class C ordinary shares having a nominal value of $0.0001 per share, or “Class C Ordinary Shares”, and (d) up to 7,671,581 Class  A Ordinary Shares issuable upon exercises of the Private Warrants. You should read this supplement no. 1 in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 5, 2021

The following information, presented as of October 5, 2021 is being provided to update the selling securityholders table in the Prospectus. Where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supersedes and replaces the information regarding such Selling Securityholder in the Prospectus. The percentages in the following table are based on 282,411,094 Class A Ordinary Shares outstanding as of September 20, 2021.

SELLING SECURITYHOLDERS

Names and addresses	Securities beneficially owned prior to the offering						Securities to be sold in this offering			Securities benefically owned after this offering
	Class A Ordinary Shares	%	Class C Ordinary Shares	%	Private Warrants	%	Class A Ordinary Shares	Class C Ordinary Shares	Private Warrants	Class A Ordinary Shares	%	Class C Ordinary Shares	%	Private Warrants	%
TT EM Emerging Markets Opportunity Fund II Limited(34)	1,933,318	6.2	—	—	—	—	1,933,318	—	—	—	—	—	—	—	—
TT Emerging Markets Opportunities Fund Limited(34)	228,420	6.2	—	—	—	—	228,420	—	—	—	—	—	—	—	—

(34)

Includes an aggregate of 17,504,390 Class A Shares subscribed by the Selling Securityholders that are managed by TT International Asset Management Ltd. Niall Paul has voting and dispositive power with respect to the securities held by Auscoal Superannuation Pty as Trustee for Mine Superannuation Fund, Best Investment Company. IOOF MultiMix Wholesale International Shares Trust, LGT Select Equity Emerging Markets, a sub-fund of LGT Select Funds, Lockheed Martin Corporation Master Retirement Trust, MLC Investments Limited as Trustee for JANA Emerging Markets Share Trust, OptiMix Wholesale Global Emerging Markets Share Trust, Sunsuper Pty as Trustee for the Sunsuper Superannuation, Superannuation Funds Management Corporation of South Australia Funds SA IEFA, Superannuation Funds Management Corporation of South Australia Funds SA IEFB, Telstra Super Pty Ltd as Trustee for the Telstra Superannuation Scheme, TT Emerging Markets Opportunities Fund Limited, TT Emerging Markets Opportunities Fund II Limited, TT Emerging Markets Equity Fund, a sub fund of TT International Funds plc, Victorian Funds Management Corporation as Trustee for VFM Emerging Markets Trust. Further, Niall also holds disposition rights in International Bank for Reconstruction and Development as Trustee for the Post-Employment Benefits Plan, International Bank for Reconstruction and Development as Trustee for the Retired Staff Benefits Plan and Trust, International Bank for Reconstruction and Development as Trustee for the Staff Retirement Plan and Trust and The Board of Trustees for the Maryland State Retirement and Pension System. Further, Duncan Robertson has voting and dispositive power with respect to the securities held by TT Asia ex Japan Equity Fund, TT Asia-Pacific Equity Fund. Robert James has voting and dispositive power with respect to the securities held by LGT Select Equity Emerging Markets, a sub-fund of LGT Select Funds, TT EM Unconstrained Opportunities Fund Limited and TT Emerging Markets Unconstrained Fund, a sub fund of TT International Funds plc. Harry Thomas and Andrew Raikes has voting and dispositive power with respect to the securities held by TT Environmental Solutions Fund, a sub fund of TT International Funds plc. Russell Booth has voting and dispositive power with respect to the securities held by TT Event Driven Fund SP, a Segregated Portfolio of TT International Hedge Funds SPC. Anthony Moorhouse has voting and dispositive power with respect to the securities held by TT SeaLegg Ltd. The business address of each Selling Securityholder and TT International Asset Management Ltd is c/o TT International Asset Management Ltd, 62 Threadneedle Street, London EC2R 8HP.